Exhibit 99.1

Genasys Inc. Reports Fiscal First Quarter 2025 Financial Results

SAN DIEGO – February 11, 2025 – Genasys Inc. (NASDAQ: GNSS), the leader in Protective Communications, today announced financial results for the Company’s fiscal first quarter ended December 31, 2024.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, “Fiscal 2025 is rapidly shaping up to be a year of dramatic improvement. Not only are we progressing on schedule with the implementation of the Early Warning System (EWS) in Puerto Rico, but also our software solutions, particularly EVAC and CONNECT are gaining significant awareness and traction.”

Mr. Danforth continued, “Last month’s devastating fires in Los Angeles captured local, national and even international attention. The scale and scope of the numerous fires fueled by near hurricane force winds threatened multiple dense population centers surrounding the media capital of the world. The LA County Office of Emergency Management (OEM) with the support of both fire and law enforcement first responders utilized Genasys Protect to affect the timely evacuations of hundreds of thousands of residents across multiple cities. Though the tragic structural and financial damage was record breaking, the loss of life statistics remain dramatically below any other major fire event that didn’t have the evacuation capabilities provided by Genasys Protect. Throughout the incident, Genasys experienced an unprecedented level of inbound inquiry for both our software and hardware solutions that we expect to convert into new bookings over the next several months.”

Fiscal 1Q 2025 Financial Summary

•
Revenue of $6.9 million, versus $4.4 million in 1Q 2024
•
GAAP operating loss of ($5.9) million, versus ($7.2) million in 1Q 2024.
•
GAAP net loss of ($4.1) million versus ($6.7) million in 1Q 2024. GAAP net loss per share ($0.09) versus ($0.15) in 1Q 2024.
•
Adjusted EBITDA of ($4.8) million, versus ($6.1) million in 1Q 2024.

Business Highlights

•
Received over $10 million in cash deposits for the first two approved groups of Puerto Rico dams
•
Recorded initial ACOUSTICs orders for Riverside County in conjunction with previously awarded Mass Notification win intended to enhance emergency warning coverage beyond existing Genasys Protect software implementation of EVAC and Alert

Business Outlook

With record backlog entering fiscal 2025, Genasys is poised to deliver substantial growth to the top and bottom line, compared to the prior fiscal year. Most of the $40 million starting backlog is tied to the Puerto Rico project which will primarily impact our P&L in the second half of the fiscal year, though cash receipts have already been meaningful. Long lead-time materials have been ordered and their delivery will be the primary determinant of when installation and implementation of the system can begin. Efforts are being made to accelerate deliveries, but timing remains uncertain. We continue to expect sequential improvement throughout fiscal 2025 in both our software revenues and ARR, though not at the rates of fiscal 2024.

Fiscal 1Q 2025 Financial Review

Fiscal first quarter revenue was $6.9 million, an increase of 59.1% from $4.4 million in the prior year's quarter. Software revenue increased 63.5% while hardware revenue increased 57.1%, compared with the fiscal 2024 first quarter. Within software, quarterly recurring revenue increased 68.7% year over year.

Gross profit margin was 45.8%, compared with 33.9% and 40.8% in the first and fourth quarters of fiscal 2024, respectively. The year-over-year improvement in gross profit is primarily attributable to higher hardware revenue in this year’s quarter and the related improvement in overhead absorption. Additionally, software gross margins improved approximately 9 percentage points year over year. Sequentially, the difference is primarily attributable to software costs of sales in the fourth quarter of fiscal 2024 that were not incurred in the December quarter.

Operating expenses of $9.1 million increased from $8.7 million in fiscal 1Q 2024 and decreased from $9.9 million in fiscal 4Q 2024. Selling, general and administrative expenses of $6.8 million compares to $6.5 million and $7.5 million for in 1Q and 4Q fiscal 2024. Research and development expenses of $2.3 million increased 4.3% year over year and declined 5.8% sequentially.

GAAP net loss in the quarter was ($4.1) million, or ($0.09) per share, compared with a GAAP net loss of ($6.7) million, or ($0.15) per share, in the first quarter of fiscal 2024. The December 2024 quarter benefitted from a $2.5 million non-cash positive change in the fair value adjustment to outstanding warrants.

Excluding other income and expense, net income tax expense (benefit), depreciation, stock-based compensation and amortization of intangibles, adjusted EBITDA was ($4.8) million for the first quarter of fiscal 2025, compared with ($6.1) million and ($6.0) million for the first and fourth fiscal quarters of 2024.

Cash, cash equivalents and marketable securities totaled $13.9 million as of December 31, 2024, compared with $13.1 million as of September 30, 2024, reflecting the operational results, changes in working capital, and the receipt of approximately $8.3 million for the deposit on the first group of dams in Puerto Rico. Since quarter end, the Company has received an additional $2.2 million in deposits associated with the second group of dams for the Puerto Rico project.

We include in this press release the non-GAAP operational metrics of adjusted EBITDA, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net loss before other income and expense, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the first quarter of fiscal year 2025 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link: https://app.webinar.net/9v8jG6rGOo4

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the page of the Company’s website.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications Solutions and Systems, designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™”. The Company provides the Genasys Protect platform, the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as Genasys Long Range Acoustic Devices® (LRAD®) that deliver directed, audible voice messages with exceptional vocal clarity from close range to 5,500 meters. Genasys serves state and local governmental agencies, and education (SLED); enterprise organizations in critical sectors such as oil and gas, utilities, manufacturing, and automotive; and federal governments and the military. Genasys Protective Communications Solutions have diverse applications, including emergency warning and mass notification for public safety, critical event management for enterprise companies, de-escalation for defense and law enforcement, and automated detection of real-time threats like active shooters and severe weather. Today, Genasys protects over 70 million people globally and is used in more than 100 countries, including more than 500 cities, counties, and states in the U.S. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflict, epidemics or pandemics, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2024. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582

Genasys Inc.

Consolidated Balance Sheets

(Unaudited - in thousands)

	December 31, 2024	September 30, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,469	$4,945
Short-term marketable securities	5,146	7,945
Restricted cash	95	95
Accounts receivable, net	3,017	3,283
Inventories, net	7,500	7,313
Prepaid expenses and other	3,777	2,559
Total current assets	28,004	26,140
Long-term marketable securities	305	249
Long-term restricted cash	250	250
Property and equipment, net	1,231	1,291
Goodwill	13,165	13,329
Intangible assets, net	7,885	8,506
Operating lease right of use assets, net	2,898	3,110
Other assets	902	1,061
Total assets	$54,640	$53,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,504	$4,034
Accrued liabilities	15,524	9,030
Operating lease liabilities, current portion	1,025	1,021
Total current liabilities	21,053	14,085

Notes payable, at fair value	12,380	12,010
Warrant liability	4,170	6,640
Long-term deferred revenue	378	369
Operating lease liabilities, noncurrent	2,989	3,269
Total liabilities	40,970	36,373

Total stockholders' equity	13,670	17,563
Total liabilities and stockholders' equity	$54,640	$53,936

Genasys Inc.

Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three Months Ended December 31,
	2024	2023
	(unaudited)	(unaudited)
Revenues	$6,940	$4,361
Cost of revenues	3,762	2,882
Gross profit	3,178	1,479
	45.8%	33.9%
Operating expenses
Selling, general and administrative	6,834	6,518
Research and development	2,285	2,191
Total operating expenses	9,119	8,709

Loss from operations	(5,941)	(7,230)
Other income, net	1,863	77
Loss before income taxes	(4,078)	(7,153)
Income tax benefit	—	(429)
Net loss	$(4,078)	$(6,724)

Net loss per common share - basic and diluted	$(0.09)	$(0.15)
Weighted average common shares outstanding - basic and diluted	44,912	43,729

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(4,078)	$(6,724)
Other income, net	(1,863)	(77)
Income tax benefit	—	(429)
Depreciation and amortization	737	729
Stock based compensation	391	446
Adjusted EBITDA	$(4,813)	$(6,055)